Exhibit 10.2
SECOND AMENDMENT TO
ORRSTOWN BANK
SALARY CONTINUATION AGREEMENT
THIS SECOND AMENDMENT (the “Amendment”) is adopted July 8, 2024, by and between Orrstown Bank (the “Bank”) and Thomas R. Quinn Jr. (the “Executive”).
The Bank and the Executive are parties to a Salary Continuation Agreement adopted December 22, 2009 (as amended, the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The parties now wish to amend the Agreement to increase the Normal Retirement Benefit if the Executive works past Normal Retirement Age.
NOW, THEREFORE, the Bank and the Executive adopt the following amendment to the Agreement:
Section 2.1.1 of the Agreement shall be deleted and replaced with the following:
2.1.1    Amount of Benefit. The initial annual benefit under this Section 2.1 is Four Hundred Thousand Dollars ($400,000). Notwithstanding the foregoing, if Separation from Service occurs after Normal Retirement Age, the Bank shall increase this annual benefit by .3274% per month for each full month between Normal Retirement Age and Separation from Service, up to a maximum of sixty (60) months.
Section 3.1.1 of the Agreement shall be deleted and replaced with the following:
3.1.1    Amount of Benefit. The initial annual benefit under this Section 3.1 is Four Hundred Thousand Dollars ($400,000). Notwithstanding the foregoing, if the Executive’s death occurs after Normal Retirement Age, the Bank shall increase this annual benefit by .3274% per month for each full month between Normal Retirement Age and the Executive’s death, up to a maximum of sixty (60) months.
IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:

EXECUTIVE                        ORRSTOWN BANK

/s/ Thomas R. Quinn, Jr.                By:    /s/ Joel R. Zullinger
Thomas R. Quinn, Jr.                    Name: Joel R. Zullinger
Title: Chairman of the Board of Directors